Exhibit 4.3

F & M BANK CORP.

EMPLOYEE STOCK PURCHASE PLAN

ARTICLE 1

PURPOSE

The F & M Bank Corp. Employee Stock Purchase Plan (the “Plan”) is created for the purpose of encouraging stock ownership by employees of F & M Bank Corp. (the “Company”) and its subsidiaries so that they may share in the growth of the Company by acquiring or increasing their proprietary interest in the Company.

ARTICLE 2

ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Company. The interpretation and construction of any provision of the Plan shall be made by the Company and shall be final and conclusive. The Company may adopt, from time to time, such rules and regulations as it deems appropriate for carrying out the Plan. No officer, director or employee of the Company who is charged with the administration of the Plan shall be liable for any action or determination made in good faith with respect to the Plan.

ARTICLE 3

ELIGIBLE EMPLOYEES

All employees of the Company and its subsidiaries who are eighteen years of age or older will be eligible to participate in the Plan.

ARTICLE 4

SHARES TO BE PURCHASED

The stock subject to purchase by eligible employees under the Plan shall be shares of the common stock, $5 par value, of the Company (the “Shares”), which will be purchased in accordance with the Plan. The aggregate number of Shares authorized for issuance under the Plan is 50,000.

ARTICLE 5

METHOD OF PURCHASE

A.    Payroll Deductions. Eligible employees, upon entering the Plan, may authorize payroll deductions to be made for the purchase of Shares. The deduction may be for any amount, so long as it is not less than $25, nor more than $1,000 per payroll period, and is in even dollar amounts. The employee may authorize increases or decreases in the amount of payroll deductions. In order to effect such a change in the amount of the payroll deductions, the Company must receive notice of such change 10 days prior to the commencement of the relevant pay period. The Company will accumulate and hold for the employee’s account the amounts deducted from the employee’s pay. No interest shall be paid on such amounts. All employees assume the risk of fluctuations in the market price of the Shares.

B.    Cash Purchases. Eligible employees may elect to purchase Shares on a monthly basis by written notice to the Plan administrator, given at a time specified by the Plan administrator and stating the total dollar amount of Shares to be purchased. The written notice shall be accompanied by payment in full in cash or certified check, or the employee may use another payment method authorized by the Plan administrator.

ARTICLE 6

EMPLOYER CONTRIBUTION

The Company will not match any portion of the employee contribution. The Company will pay (i) all brokerage commissions relating to the purchase of the Shares under the Plan and (ii) all administrative costs associated with the implementation and operation of the Plan.

ARTICLE 7

AUTHORIZATION FOR ENTERING THE PLAN

An eligible employee may enter the Plan by completing, signing and delivering to the Company an enrollment form provided by the Company. Such authorization will take effect as of the next practicable payroll period. Unless an employee authorizes changes to his/her payroll deductions in accordance with Article 5 or withdraws from the Plan, such deductions under the latest authorization on file with the Company shall continue from one payment period to the succeeding payment period as long as the Plan remains in effect.

ARTICLE 8

PURCHASE OF SHARES

All Shares purchased under the Plan shall be purchased monthly either from the Company or on the open market by a securities broker designated from time to time by the Company. The purchase price of the Shares purchased directly from the Company will be determined by taking 100% of the closing price of the Company’s common stock on the immediately preceding business day. On a monthly basis, the Company shall remit the total amount of employee payroll deductions and/or cash purchases for such month to the Plan administrator for the purchase of Shares on behalf of participating employees. The Shares so purchased, including fractional Shares, shall be allocated to the individual accounts of employees based upon the purchase price of the Shares and the amounts contributed by the employee. The number of Shares held in an employee’s account shall be adjusted in the event of a stock split, stock dividend, recapitalization or similar adjustment in the Company’s common stock.

ARTICLE 9

ISSUANCE OF SHARES

The Shares purchased under the Plan shall be held by the Plan administrator in book-entry form for the benefit of the participating employee. Participating employees shall receive quarterly statements from the Plan administrator, which will evidence all activity in the accounts that have been established on their behalf. In the event a participating employee wishes to hold certificates in the employee’s own name, the employee must instruct the Plan administrator to transfer the Shares in the employee’s account to the employee and bear the costs associated with the issuance of such certificates. Certificates will not be issued in increments of less than 10 Shares, unless the employee is terminating participation in the Plan. Certificates for fractional Shares will not be issued. An employee shall have all of the rights of a shareholder of the Company with respect to the Shares held in the employee’s account.

ARTICLE 10

AUTOMATIC DIVIDEND REINVESTMENT

Any cash dividends paid by the Company with respect to Shares purchased under the Plan by participating employees and held by the Plan administrator shall be automatically reinvested in Shares of the Company on or before the date of the next monthly purchase of Shares under the Plan.

ARTICLE 11

SALE OF SHARES PURCHASED UNDER THE PLAN

Each employee may sell at any time all or any portion of the Shares acquired under the Plan and held in the employee’s account. Any sale of the Shares and distribution of the proceeds thereof to the employee shall be effected through the broker designated by the Company. The employee shall pay the broker’s commission and any other expenses incurred with regard to the sale of the Shares. All such sales of the Shares will be subject to compliance with any applicable federal or state securities, tax or other laws.

ARTICLE 12

WITHDRAWAL FROM THE PLAN

An employee may terminate participation in the Plan effective as of the first business day of any pay period by delivering a written notice of withdrawal to the Company at least 30 days prior to such date. In the event an employee terminates participation in the Plan, such employee may not recommence participation in the Plan for a period of 90 days from the date of such termination. Upon termination of participation by an employee, the employee may elect to (i) receive a certificate for the whole Shares held in the employee’s account and a check for any fractional Shares or (ii) instruct the Plan administrator to sell the Shares held in the employee’s account and distribute the proceeds of the sale, less brokerage commissions, fees and expenses, to the employee.

ARTICLE 13

NO TRANSFER OR ASSIGNMENT

An employee’s right to purchase Shares under the Plan through employee payroll deductions or cash purchases are the employee’s alone and may not be exercised by, or transferred or assigned to, any other person.

ARTICLE 14

TERMINATION OF EMPLOYEE RIGHTS

An employee will be deemed to have withdrawn from the Plan, and all of the employee’s rights under the Plan (other than rights to acquire or dispose of the Shares held in the employee’s account in accordance with the final sentence of Article 12 hereof) will terminate, when the employee ceases to be employed by the Company or its subsidiaries due to disability, retirement, resignation, death (subject to Article 15 below), termination with or without cause or any other reason. In such event, all of the employee’s payroll deductions that have not been transferred to the Plan administrator for the purchase of Shares will be refunded to the employee. If an employee’s payroll deductions are interrupted by any legal process, the employee will be deemed to have withdrawn from the Plan as of the day the interruption occurs.

ARTICLE 15

BENEFICIARY DESIGNATION

An employee may designate a beneficiary to receive the Shares held in the employee’s account by completing a beneficiary designation form approved by the Company and delivering the completed designation form to the Human Resources Department of the Company. The person who is the employee’s named beneficiary at the time of his or her death shall be entitled to receive such Shares after the death of the employee. The employee may from time to time revoke or change his or her beneficiary without the consent of any prior beneficiary by filing a new designation with the Human Resources Department of the Company. The last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the employee’s death, and in no event shall any designation be effective as of a date prior to such receipt. If the Company is in doubt as to the right of any person to receive the Shares held in the employee’s account, the Company may refuse to recognize such beneficiary designation, without liability for any lost profits, damages or dividends thereon, until the Company determines the person entitled to receive such Shares, which determination shall be final and conclusive.

ARTICLE 16

TERMINATION AND AMENDMENT TO THE PLAN

The Plan may be amended, modified or terminated at any time by the Company’s Board of Directors. Upon any termination of the Plan, all payroll deductions not used to purchase Shares will be refunded.

ARTICLE 17

MISCELLANEOUS

Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any employee any right to continue in the employ of the Company or its subsidiaries, or in any way affect any right and power of the Company or its subsidiaries to terminate the employment of any employee at any time with or without assigning a reason therefor. The Plan shall be binding on all successors and permitted assigns of an employee, including, but not limited to, the estate of the employee and the executor, administrator or trustee of such estate, and the guardians or legal representative of the employee. The validity, construction and effect of the Plan and any actions taken or related to the Plan shall be determined in accordance with the laws of the Commonwealth of Virginia and applicable federal law.

ARTICLE 18

EFFECTIVE DATE

The Plan became effective as of May 1, 2009.